Exhibit 99.1

CNS Pharmaceuticals Announces Closing Of Initial Public Offering of Common Stock

HOUSTON, TX – November 13, 2019 – CNS Pharmaceuticals, Inc. (NASDAQ: CNSP) ("Company"), a pre-clinical stage biotechnology company specializing in the development of novel treatments for brain tumors, today announced the closing of its initial public offering of 2,125,000 shares of common stock at an initial public offering price of $4.00 per share. The gross proceeds from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by the Company, were $8.5 million. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 318,750 shares of common stock at the initial price to the public less underwriting discounts and commissions. The Company’s common stock is listed on the NASDAQ Capital Market under the symbol CNSP.

The Benchmark Company, LLC acted as sole Book Running Manager for the offering.

A registration statement on Form S-1 (File No. 333-232443) relating to the shares was filed with the Securities and Exchange Commission (“SEC”) and became effective on November 7, 2019. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from The Benchmark Company, LLC, Attn: Prospectus Department, 150 E 58th Street, 17th floor, New York, NY 10155, 212-312-6700, Email: prospectus@benchmarkcompany.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Berubicin

Berubicin is an anthracycline, a class of drugs among the most powerful chemotherapy drugs and effective against more types of cancer than any other class of chemotherapeutic agents. Anthracyclines are designed to damage the DNA of targeted cancer cells by interfering with the action of the topoisomerase II, a critical enzyme enabling cell proliferation. Berubicin was developed at the MD Anderson Cancer Center (MDACC), the world’s largest cancer research facility. Berubicin appeared to demonstrate one Durable Complete Response in a Phase I human clinical trial conducted by a prior developer.

About CNS Pharmaceuticals, Inc.

CNS Pharmaceuticals is a pre-clinical stage biotechnology company specializing in the development of novel treatments for primary and metastatic brain and central nervous system tumors. Its lead candidate Berubicin is for the treatment of glioblastoma, a type of brain cancer currently considered incurable, as well as pancreatic and ovarian cancers, and lymphonas. The Company entered into an IP agreement with Houston Pharmaceuticals, Inc. and a Purchase Agreement with Reata Pharmaceuticals Inc. For more information, visit www.cnspharma.com

Investor Relations Contact

James Salierno / Kait Brosco

The Ruth Group

646-536-7000

jsalierno@theruthgroup.com

kbrosco@theruthgroup.com

Media Contact

Kirsten Thomas

The Ruth Group

(508) 280-6592

kthomas@theruthgroup.com